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                                                 EXHIBIT 12


                  GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
        STATEMENTS OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)
                         (Dollar amounts in thousands)



                                                                For the year ended December 31,
                                                              -----------------------------------
                                                        1993                 1992                  1991
                                                     ----------           ----------            ----------
Fixed charges:
  Total interest costs                               $  516,000           $  567,000            $  598,000
  One-third of rent expense                              18,000               19,000                21,000
                                                     ----------           ----------            ----------

Total fixed charges                                     534,000              586,000               619,000
                                                     ----------           ----------            ----------

Add (deduct):
  Income (loss) before income
   taxes, extraordinary item and
   accounting changes                                    23,000              (74,000)              259,000
  Interest capitalized, net of
   amortization                                          17,000               18,000                 7,000
                                                     ----------           ----------            ----------
                                                         40,000              (56,000)              266,000
                                                     ----------            ----------           ----------
Earnings for fixed charges                           $  574,000           $  530,000            $  885,000
                                                     ==========           ==========            ==========
Ratio of earnings to fixed charges                        1.07X                 .90X                 1.43X
                                                     ==========           ==========            ==========
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